Exhibit 99.1

Enterprise Products Partners L.P.
Duncan Energy Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Enterprise and Duncan Energy Announce Organizational Changes;
Elect Teague as Director and Chief Commercial Officer

Houston, Texas (Monday, July 28, 2008) – The general partners of Enterprise Products Partners L.P.  (NYSE: “EPD”) and Duncan Energy Partners L.P. (NYSE: “DEP”) today announced organizational changes to their commercial management teams.  A. J. “Jim” Teague, executive vice president, was elected as a director to the respective boards of the general partners and as chief commercial officer responsible for managing all of the commercial businesses of the partnerships.  Teague will continue to report to Michael A. Creel, president and chief executive officer of Enterprise.

Teague joined Enterprise in 1999 as executive vice president through the partnership’s acquisition of Shell Oil Company’s midstream energy business in Louisiana and Mississippi.  Since that time, Teague has been responsible for Enterprise’s natural gas liquids (“NGL”) businesses and, more recently, developing its natural gas marketing group.  Prior to joining Enterprise, Teague was a member of the senior management teams at affiliates of Shell Oil Company, MAPCO Inc. and Dow Chemical Company.

“On behalf of the board of directors of the general partners of Enterprise and Duncan Energy, I am pleased to announce Jim Teague’s election as a director and the chief commercial officer of Enterprise,” said Creel.  “Jim has a wealth of knowledge of the midstream energy business and has been an integral part of Enterprise’s success over the past nine years.”

“At this time, we are also making changes to Enterprise’s commercial organization to make it more consistent with our value chain approach to conducting business.  With this realignment, the management of Enterprise’s commercial businesses will now be organized into four reporting lines, each of which either form an integrated value chain or have complementary characteristics.  The executives managing these businesses will report to Jim Teague.  We believe these changes will be beneficial as we work to maximize the economic utilization of our $16 billion portfolio of midstream energy assets.”

Enterprise’s regulated and offshore assets will be managed by James H. Lytal, executive vice president.  In addition to Lytal’s existing responsibility for all of Enterprise’s regulated natural gas pipeline and storage assets and offshore businesses, he will assume responsibility for over 10,500 miles of regulated NGL pipelines.  James M. Collingsworth, senior vice president, will continue to be directly responsible for Enterprise’s regulated NGL pipelines, including the Mid-America, Seminole and Dixie pipelines, and will report to Lytal.

The partnerships’ unregulated NGL businesses will be managed by Thomas M. Zulim, senior vice president.  Zulim is returning to the NGL business group after spending the last four years managing the human resources organization for privately held EPCO, Inc., which employs all of the personnel that manage, operate and administer Enterprise’s assets.  In his new role, Zulim will lead the partnerships’ natural gas gathering and processing business and the NGL fractionation, storage, unregulated NGL pipeline and marketing businesses.  This group includes certain Enterprise natural gas gathering systems that integrate with its natural gas processing and downstream NGL value chain, such as the San Juan and Permian natural gas gathering systems.  Prior to leading the human resources group, he served as the commercial attorney supporting the unregulated NGL businesses and has also previously managed the partnership’s NGL fractionation business.

The unregulated natural gas businesses will be managed by Christopher R. Skoog, senior vice president.  He will have responsibility for the partnerships’ non-regulated and intrastate natural gas pipeline and storage businesses, as well as natural gas marketing.  This business group includes Enterprise’s Texas Intrastate and Acadian pipeline systems and the Wilson natural gas storage facility in Texas.

Petrochemical services will continue to be managed by G.R. “Jerry” Cardillo, vice president.  This business group includes the partnerships’ butane isomerization, propylene fractionation and pipeline and octane additive businesses.

These organizational changes will not have an effect on the reportable business segments of the partnerships.

Company Information and Use of Forward Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships with an enterprise value of approximately $21 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals.  Enterprise transports natural gas, NGLs, crude oil and petrochemical products through approximately 35,000 miles of onshore and offshore pipelines.  Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical transportation and services.  For more information, visit Enterprise on the web at www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE).  For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to transportation and storage of NGLs and petrochemicals.  Duncan Energy Partners is managed by its general partner, which is wholly-owned by an affiliate of Enterprise Products Partners L.P.  Duncan Energy Partners' assets, located primarily in the Gulf Coast region of Texas and Louisiana, include interests in more than 1,000 miles of natural gas pipelines with a transportation capacity of approximately 1 Bcf per day; nearly 600 miles of NGL and petrochemical pipelines featuring access to the world's largest fractionation complex at Mont Belvieu, Texas; and 33 underground salt dome caverns with about 100 MMBbls of NGL storage capacity. For more information, visit Duncan Energy on the web at www.deplp.com.

This press release contains various forward-looking statements and information that are based on Enterprise’s and Duncan Energy’s belief and those of its general partner, as well as assumptions made by and information currently available to Enterprise and Duncan Energy.  When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise and Duncan Energy for future operations, are intended to identify forward-looking statements.  Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, Enterprise, Duncan Energy nor their general partners can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions.  If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s and Duncan Energy’s actual results may vary materially from those Enterprise and Duncan Energy anticipated, estimated, projected or expected.  Among the key risk factors that may have a direct bearing on Enterprise’s and Duncan Energy’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of our debt level on its future financial and operating flexibility;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of its credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities; and

•	the failure to successfully integrate our operations with companies we may acquire in the future, if any.

Enterprise and Duncan Energy have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:              Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812, www.epplp.com
Rick Rainey, Director, Media Relations, (713) 381-3635

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